Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-83962, 333-86090, 333-128657, and 333-275529) on Form S-8 of our reports dated April 25, 2025, with respect to the consolidated financial statements of Cemex, S.A.B. de C.V. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG Cárdenas Dosal, S.C.

Monterrey, Nuevo León, México

April 25, 2025